SQL Technologies

SEE [illegible]IN

SPECIMEN

[illegible] AND NON-[illegible]LE[illegible]ARE[illegible] S[illegible]K OF

S[illegible]ECHNOL[illegible]ES [illegible]

transfera[illegible]oks [illegible]e Corpor[illegible] [illegible]du[illegible] [illegible]rrender

[illegible]cate[illegible]per[illegible]da[illegible]ert[illegible]e and[illegible]sh[illegible]rep[illegible]nt[illegible]er[illegible] are subject

[illegible]State of[illegible]l to[illegible] Articles of[illegible]n a[illegible]ylaws of the

[illegible]mended. [illegible]te is [illegible]

[illegible]VI[illegible]SS the facs[illegible] of [illegible]

SQL TECHNOLOGIES CORP.
CORPORATE
FLORIDA

SECRETARY